FOR RELEASE ON FEBRUARY 27, 2006

Contacts: Fresh Brands, Inc. John H. Dahly, Chief Financial Officer 920-457-4433

MERGER OF FRESH BRANDS, INC. WITH
AN AFFILIATE OF CERTIFIED GROCERS MIDWEST, INC. COMPLETED

Sheboygan, Wisconsin (February 27, 2006) - Fresh Brands, Inc. (NASDAQ: FRSH) announced today that it has completed its merger with an affiliate of the Chicago-based grocery wholesale cooperative, Certified Grocers Midwest, Inc. Trading in Fresh Brands, Inc. common stock on the Nasdaq National Market has ceased.

Under the terms of the merger agreement, Fresh Brands’ shareholders will receive in cash $7.05 for each share of Fresh Brands common stock they own. Shareholders will soon receive a letter of transmittal from Certified’s paying agent for them to complete and return with their stock certificate(s) to obtain their per share merger consideration.

About Fresh Brands

Fresh Brands, Inc. is a supermarket retailer and grocery wholesaler through corporate-owned retail, franchised and independent supermarkets. The corporate-owned and franchised retail supermarkets currently operate under the Piggly Wiggly® and Dick’s® Supermarkets brands. Fresh Brands currently has 74 franchised supermarkets, 20 corporate-owned supermarkets and two corporate-owned convenience stores, all of which are served by two distribution centers and a centralized bakery/deli production facility. Supermarkets are located through Wisconsin, northern Illinois and Iowa. For more information, please visit the Company’s corporate web site at www.fresh-brands.com or its consumer web sites at www.shopthepig.com and www.dickssupermarkets.com.

About Certified Grocers Midwest, Inc.

Certified Grocers Midwest, Inc. is a Chicago-based member-owned grocery wholesale cooperative which has been in existence since 1940. Certified is a Chicago-based grocery wholesaler with net sales of $674.4 million during its fiscal year ended September 3, 2005. Certified is a member-owned cooperative that serves approximately 200 independent retail stores, principally in Illinois, out of a 67-acre distribution center in Hodgkins, Illinois.